Exhibit 99.3

ENERJEX PROVIDES OPERATIONS UPDATE AND DEVELOPMENT PLAN FOR 2011

COMPANY PREPARES TO SPUD FIRST OF THREE NEW WELLS IN SOUTH TEXAS

San Antonio, Texas (June 23, 2011) – EnerJex Resources, Inc. (OTCMarkets:ENRJ) (“EnerJex” or the “Company”), a domestic onshore oil company, provided the following update today on its operations year-to-date and its development plan for 2011.

Operations Update

EnerJex has drilled 66 development wells with a 100% success rate and 3 wildcat exploration wells with a 33% success rate in Eastern Kansas. These wells are in various stages of completion and include a number of water injection wells which are expected to increase production from surrounding oil wells in the months ahead.

Current production net to the Company’s working interest is approximately 255 barrels of oil per day (BOPD) in Eastern Kansas and 15 BOPD in South Texas. This compares favorably to first quarter production of approximately 210 BOPD and 15 BOPD respectively.

The Company’s lease operating expenses in Kansas during the first quarter included approximately $325,000 of non-recurring deferred maintenance expenses that were primarily related to re-establishing production from idle wells and optimizing production from existing leases. EnerJex’s second quarter results will also include non-recurring expenses, but to a lesser extent, and the Company expects minimal expenses related to deferred maintenance projects thereafter.

2011 Development Plan

EnerJex intends to spend at least $4.5 million drilling and completing new wells during 2011. The Company plans to drill at least 3 wells in its El Toro Project in South Texas and at least 75 wells in Eastern Kansas (excluding joint venture projects), including at least 13 wells in its deeper Mississippian play located in Southeast Kansas which are near completion.

Eastern Kansas:

EnerJex plans to drill and complete 12 wells associated with its joint venture projects in the near term. Meanwhile, the Company will continue completing recently drilled wells while evaluating the results of its drilling program in order to plan the remainder of its capital expenditures for 2011.

South Texas:

EnerJex intends to drill 3 new wells back-to-back this summer in its El Toro project. These wells will offset successful producers which achieved initial production rates of approximately 75 BOPD and averaged approximately 25 BOPD each during the first 12 months of production. Due to service constraints in the area resulting from the booming Eagle Ford Shale play, the Company may elect to initially produce these wells conventionally prior to fracture stimulation. In addition, EnerJex plans to work-over several wells in its El Toro Project and expects this to measurably increase its oil production in Texas. EnerJex owns working interests in this project ranging from 40%-47%.

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “We spent a significant amount of capital on deferred maintenance work during the first five months of the year, and I expect the Company’s operating expenses to decrease significantly going forward. Overall I am pleased with our progress and expect to deliver further production increases and decreased opreating costs throughout the remainder of 2011.”

About EnerJex Resources, Inc.

EnerJex is a domestic onshore oil company with assets located in Eastern Kansas and South Texas. The Company’s primary business is to acquire, develop, explore and produce oil properties onshore in the United States. Additional information is available on the Company’s web site at www.enerjexresources.com.

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex’s current expectations or forecasts of future events. The statements in this press release regarding the acquisition of operating assets and related agreements; any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of the above, are forward-looking statements. Such statements involve risks and uncertainties, including but not limited to: whether acquired properties will produce at levels consistent with management’s expectations; market conditions; the ability of EnerJex to obtain financing for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly purchased assets and any newly acquired employees; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the United States Securities and Exchange Commission and our Form 10-Q.  EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  EnerJex’s production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Contact

Brad Holmes, Investor Relations (713) 654-4009 B_holmes@att.net	Robert Watson, Jr. CEO (210) 451-5545